THE McCLATCHY COMPANY
               CHIEF EXECUTIVE OFFICER BONUS PLAN
           (As adopted and effective January 1, 1998)

      Purpose. The purpose of The McClatchy Company's Chief Executive Officer Bonus Plan (the "Plan") is to motivate and reward the chief executive officer ("CEO") for exceptional performance by making a portion of his cash compensation directly dependent on The McClatchy Company's ("McClatchy") growth in Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), EBITDA as a percentage of Revenue, Revenue, Operating Income, Operating Income as a percentage of Revenue, Pretax Income, Pretax Income as a percentage of Revenue, Net Income, Net Income as a percentage of Revenue and/or Circulation. The Plan is designed to ensure that the bonus paid hereunder to the CEO of McClatchy is deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder (the "Code"). The material terms of this Plan are subject to stockholder approval.

      Covered  Individuals.   The individual  entitled  to  bonus
payments hereunder shall be the CEO of McClatchy.

      The Committee. The Committee shall consist of at least two outside directors of McClatchy that satisfy the requirements of Code Section 162(m). The Committee shall have the sole discretion and authority to administer and interpret the Plan in accordance with Code Section 162(m).

      Amount of Bonus. The bonus payment for the CEO shall be determined based on an objective formula(e) established by the Committee in writing with respect to each performance period no later than the latest time permitted by the Code. The formula(e) shall incorporate one or more of the objective business criteria identified in the Purpose paragraph above, and the objective financial business criteria shall be determined by the Committee in accordance with generally accepted accounting principles. The term "performance period" shall mean the service period for which the bonuses are payable. The maximum aggregate bonus payable to the CEO for any performance period shall not exceed $2,000,000. The Committee may also, in its sole discretion, reduce any bonus payable to the CEO for any reason.

      Payment of Bonus. Annual bonus payments are made in cash. Each annual bonus is not considered earned until the last business day of the performance period, and payment of a given year's bonus requires that the CEO be on McClatchy's payroll as of such date. The Committee may make exceptions to these requirements in the case of retirement, death or disability, as determined by the Committee in its sole discretion. No bonus shall be paid unless and until the Committee makes a certification in writing required by Code Section 162(m).

      Amendment and Termination. McClatchy reserves the right to amend or terminate this Plan at any time. Plan amendments will require stockholder approval only to the extent required by applicable law.